Exhibit 99.2

W. P. CAREY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

This unaudited pro forma consolidated financial information should be read in conjunction with the audited financial statements of W. P. Carey and CPA®:16 – Global as of and for the year ended December 31, 2013, including the notes thereto incorporated by reference to this filing, and other financial information and analyses, presented elsewhere in this filing.

The unaudited pro forma consolidated financial information (i) is based on available information and assumptions that management deems reasonable; (ii) is presented for informational purposes only; (iii) does not purport to be indicative of W. P. Carey’s future results of operations or financial position; and (iv) does not purport to represent the financial position or results of operations that would actually have occurred assuming completion of the activities and transactions described below had occurred on December 31, 2013, for the pro forma consolidated balance sheet or on January 1, 2013 for the pro forma consolidated statement of income.

The unaudited pro forma statement of income for the year ended December 31, 2013 reflects W. P. Carey’s results as if the following activities and transactions have been assumed to have occurred simultaneously as of January 1, 2013. The unaudited pro forma balance sheet as of December 31, 2013 reflects W. P. Carey’s results as if the following activities and transactions have been assumed to have occurred simultaneously as of such date:

1)
Merger - On January 31, 2014, W. P. Carey merged with CPA®:16 – Global and acquired the 81.47% equity interest in CPA®:16 – Global it did not already own in exchange for W. P. Carey shares in accordance with the related merger agreement. CPA®:16 – Global Stockholders received 30,729,878 shares of W. P. Carey common stock in exchange for their shares of CPA®:16 – Global stock, pursuant to an exchange ratio based upon a value of $11.25 per share of CPA®:16 – Global and the volume weighted average trading price (“VWAP”) of W. P. Carey’s common stock for the five consecutive trading days ending on the third trading day preceding the closing of the transaction, which was $61.48. The resulting exchange ratio was 0.1830 of W. P. Carey common stock for each share of CPA®:16 – Global (the “Per Share Merger Consideration”). No fractional shares were issued in the Merger, and CPA®:16 – Global Stockholders received cash in lieu of any fractional shares aggregating $1.3 million. The aggregate value of such shares issued in the Merger plus the cash exchanged for the fractional shares was approximately $1.8 billion (the “Merger Consideration”), based on the closing price of W. P. Carey’s common stock on January 31, 2014 of $59.08 per share.

W. P. Carey Inc., as the acquirer, will account for the Merger as a business combination and the assets acquired and liabilities assumed of CPA®:16 – Global will be recorded at their estimated fair values.

2)
Financing - On January 31, 2014, W. P. Carey entered into the New Senior Credit Facility with various banks to increase the maximum aggregate borrowing capacity from $625.0 million to $1.25 billion, consisting of a $1.0 billion revolving credit facility and a $250.0 million term loan. On January 31, 2014, W. P. Carey drew down $765.0 million, primarily to repay the Prior Senior Credit Facility, Unsecured Term Loan and CPA®:16 – Global’s line of credit. The New Senior Credit Facility had an effective interest rate of approximately 2.62% and 2.12% for the revolver and term loan, respectively, based on LIBOR plus 1.10% and 1.25%, respectively, at January 31, 2014, after consideration of the amortization of approximately $8.6 million in loan closing costs.

W. P. CAREY
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
As of December 31, 2013

($ in thousands)

	Historical				W. P. Carey
		CPA®:16 –	Pro Forma		Pro Forma
	W. P. Carey	Global	Adjustments	(Notes)	Consolidated
Assets
Investments in real estate:
Real estate, at cost	$2,516,325	$2,158,181	$(212,856)	A4	$4,461,650
Operating real estate, at cost	6,024	86,065	(12,945)	A4	79,144
Accumulated depreciation	(168,958)	(306,011)	306,011	A4	(168,958)
Net investments in properties	2,353,391	1,938,235	80,210		4,371,836
Net investments in direct financing leases	363,420	427,279	69,444	A4	860,143
Assets held for sale	86,823	—	—		86,823
Equity investments in real estate and the Managed REITs	530,020	265,343	(283,333)	A1	173,130
			(142,165)	A2
			(265,343)	A3
			68,608	A4
Net investments in real estate	3,333,654	2,630,857	(472,579)		5,491,932
Cash and cash equivalents	117,519	70,672	—	A5	213,261
			(1,338)	A
			26,408	E
Notes receivable	1,080	21,419	—		22,499
Due from affiliates	32,034	775	(775)	A8	28,210
			(3,824)	B
Goodwill	350,208	—	392,458	A9	742,666
In-place lease intangible assets, net	467,127	212,062	356,630	A4	1,035,819
Above-market rent intangible assets, net	241,975	122,846	264,360	A4	629,181
Funds in escrow	53,250	25,319	—	A5	78,569
Other assets, net	82,103	110,630	20,955	A4	135,217
			(84,935)	A6
			6,464	E
Total assets	$4,678,950	$3,194,580	$503,824		$8,377,354

Liabilities and Equity
Liabilities:
Non-recourse debt	$1,492,410	$1,518,325	$55,057	A4	$3,065,792
Credit facilities	575,000	155,000	—	A5	765,000
			35,000	E
Accounts payable, accrued expenses and other liabilities	94,969	56,574	(182)	A4	181,727
			30,366	C
Prepaid and deferred rental income and security deposits	66,254	37,095	(3,459)	A1	90,848
			(9,042)	A7
Intangible liabilities:
Below-market rent	128,202	49,390	16,793	A4	194,385
Due to affiliates	146	4,306	(4,276)	A8	176
Income taxes, net	44,056	10,255	3,545	M	102,651
			44,795	A10
Distributions payable	67,746	34,744	(6,439)	A8	96,051
Total liabilities	2,468,783	1,865,689	162,158		4,496,630
Redeemable noncontrolling interests	7,436	—	—		7,436

Equity:
W. P. Carey stockholders’ equity:
Common stock	69	222	31	A	100
			(222)	D
Additional paid-in capital	2,256,503	2,025,418	1,815,490	A	4,051,176
			(20,817)	A3
			(2,025,418)	D
Distributions in excess of accumulated earnings	(318,577)	(605,380)	44,176	A1	(300,224)
			14,040	A2
			(3,824)	B
			(30,366)	C
			605,380	D
			(2,128)	E
			(3,545)	M
Deferred compensation obligation	11,354	—	—		11,354
Accumulated other comprehensive income (loss)	15,336	(18,098)	18,098	D	15,336
Less, treasury stock at cost	(60,270)	(137,783)	137,783	D	(60,270)
Total W. P. Carey stockholders’ equity	1,904,415	1,264,379	548,678		3,717,472
Noncontrolling interests	298,316	64,512	(238,639)	A3	155,816
			31,627	A4
Total equity	2,202,731	1,328,891	341,666		3,873,288
Total liabilities and equity	$4,678,950	$3,194,580	$503,824		$8,377,354

W. P. CAREY
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
For the Year Ended December 31, 2013

($ in thousands, except share and per share amounts)

	Historical				W. P. Carey Pro Forma Consolidated
	W. P. Carey	CPA®:16 – Global	Pro Forma Adjustments	(Notes)
Revenues
Lease revenues:
Rental income	$262,330	$230,963	$(10,990)	F	$506,454
			24,151	L
Interest income from direct financing leases	37,294	36,616	4,816	G	78,726
Total lease revenues	299,624	267,579	17,977		585,180
Asset management revenue from affiliates	42,670	—	(17,761)	K	24,909
Structuring revenue from affiliates	46,589	—	(219)	K	46,370
Incentive, termination and subordinated disposition revenue	199	—	—		199
Dealer manager fees from affiliates	10,856	—	—		10,856
Reimbursed costs from affiliates	73,572	—	(11,436)	K	62,136
Other operating income	—	9,647	—		9,647
Interest income on notes receivable	—	2,512	—		2,512
Other real estate income	16,341	28,399	670	L	45,410
	489,851	308,137	(10,769)		787,219
Operating Expenses
General and administrative	84,112	19,063	(308)	K	102,424
			(443)	K
Merger and acquisition expenses	9,230	3,879	(8,909)	K	4,200
Stock-based compensation expenses	37,280	—			37,280
Reimbursable costs	73,572	—	(11,436)	K	62,136
Depreciation and amortization	121,822	88,043	19,507	H	229,372
Property expenses	20,840	56,496	768	H	60,463
			(17,761)	K
			120	L
Other real estate expenses	556	20,296	—		20,852
Impairment charges	5,294	2,589	—		7,883
Allowance for credit losses	—	3,626	—		3,626
	352,706	193,992	(18,462)		528,236
Other Income and Expenses
Other interest income	1,092	—	—		1,092
Net income (loss) from equity investments in real estate and the Managed REITs	52,731	23,423	3,276	J	52,301
			99	J
			(11,023)	J
			(16,205)	J
Gain on deconsolidation of a subsidiary	—	1,580	—		1,580
Loss on extinguishment of debt	—	(2,451)	—		(2,451)
Other income and (expenses)	7,997	2,590	—		10,587
Interest expense	(103,728)	(93,730)	980	I	(201,788)
			(535)	I
			(4,775)	L
	(41,908)	(68,588)	(28,183)		(138,679)
Income from continuing operations before income taxes	95,237	45,557	(20,490)		120,304
(Provision for) benefit from income taxes	(1,252)	(12,763)	12,066	M	(4,825)
			(2,876)	M
Income from Continuing Operations	93,985	32,794	(11,300)		115,479
Net (income) loss attributable to noncontrolling interests	(8,995)	(547)	20,188	N	10,646
Net (income) loss attributable to redeemable noncontrolling interest	(353)	(1,556)	—		(1,909)
Income from Continuing Operations Attributable to W. P. Carey	$84,637	$30,691	$8,888		$124,216

Basic Earnings Per Share
Income from continuing operations attributable to W. P. Carey	$1.22				$1.24
Diluted Earnings Per Share
Income from continuing operations attributable to W. P. Carey	$1.21				$1.23
Weighted Average Shares Outstanding
Basic	68,691,046			O	99,420,924
Diluted	69,708,008			O	100,437,886

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

Basis of Presentation

The accompanying Unaudited Pro Forma Condensed Consolidated Financial Statements have been prepared in accordance with Article 11 of Regulation S-X and do not include all of the information and note disclosures required by generally accepted accounting principles of the United States (“GAAP”). Pro forma financial information is intended to provide information about the continuing impact of a transaction by showing how a specific transaction or group of transactions might have affected historical financial statements. Pro forma financial information illustrates only the isolated and objectively measurable (based on historically determined amounts) effects of a particular transaction, and excludes effects based on judgmental estimates of how historical management practices and operating decisions may or may not have changed as a result of the transaction. Therefore, pro forma financial information does not include information about the possible or expected impact of current actions taken by management in response to the pro forma transaction, as if management’s actions were carried out in previous reporting periods.

This unaudited pro forma condensed consolidated financial information is presented for informational purposes only and does not purport to be indicative of the Company’s financial results or financial position as if the transactions reflected herein had occurred, or been in effect during the Pro Forma Periods. In addition, this pro forma condensed consolidated financial information should not be viewed as indicative of the Company’s expected financial results for future periods.

Historical amounts are derived from the audited consolidated financial statements of W. P. Carey and CPA®:16 – Global as of and for the year ended December 31, 2013.

A.	Purchase Price Allocation

The allocation of the total consideration shown below is based on preliminary estimates and is subject to change based on the final determination of the fair value of CPA®:16 – Global’s assets acquired and liabilities assumed. The Merger Consideration of approximately $1.8 billion in the aggregate, consisting of W. P. Carey’s common stock and cash exchanged for fractional shares, excludes the pre-existing equity ownership of W. P. Carey in CPA®:16 – Global of 18.53% as of January 31, 2014. The fair value of the W. P. Carey shares of common stock issued was based on the closing price of its common stock on January 31, 2014. The Per Share Merger Consideration was based on the VWAP of W. P. Carey’s common stock for the five consecutive trading days ending on the third day preceding the closing date of the transaction of $61.48. Accordingly, upon completion of the Merger, each share of CPA®:16 – Global common stock was converted into 0.1830 shares of W. P. Carey common stock, other than fractional shares, and as a result, W. P. Carey issued a total of 30,729,878 shares of its common stock to stockholders of CPA®:16 – Global in exchange for the shares of CPA®:16 – Global it did not own and paid approximately $1.3 million in cash for fractional shares.

Total Consideration
Fair value of W. P. Carey shares of common stock issued		$1,815,521
Cash paid for fractional shares		1,338
Merger Consideration		1,816,859
Fair value of W. P. Carey’s equity interest in CPA®:16 – Global prior to the merger	(1)	324,049
Fair value of W. P. Carey’s equity interest in jointly-owned investments with CPA®:16 – Global prior to the merger	(2)	156,205
Fair value of non-controlling interest acquired	(3)	(259,455)
		$2,037,658

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (Continued)

				Fair Value of
				CPA®:16 – Global
	CPA®:16 – Global	Pro Forma		Assets Acquired and
	Historical	Adjustments		Liabilities Assumed
Assets
Real estate	$2,158,181	$(212,856)	(4)	$1,945,325
Operating real estate	86,065	(12,945)	(4)	73,120
Accumulated depreciation	(306,011)	306,011	(4)	—
Net investments in direct financing leases	427,279	69,444	(4)	496,723
Equity investments in real estate	265,343	(265,343)	(3)	—
		68,608	(4)	68,608
Notes receivable	21,419	—		21,419
Due from affiliates	775	(775)	(8)	—
Cash and cash equivalents	70,672	—	(5)	70,672
Intangible assets (weighted-average life):
In-place lease (12.8 years)	212,062	356,630	(4)	568,692
Above-market rent (12.1 years)	122,846	264,360	(4)	387,206
Funds in escrow	25,319	—	(5)	25,319
Other assets	110,630	20,955	(4)	46,650
		(84,935)	(6)
Total assets	3,194,580	509,154		3,703,734

Liabilities
Non-recourse debt	1,518,325	55,057	(4)	1,573,382
Line of credit	155,000	—	(5)	155,000
Accounts payable, accrued expenses and other liabilities	56,574	(182)	(4)	56,392
Prepaid and deferred rental income and security deposits, excluding below-market rent	37,095	(9,042)	(7)	28,053
Intangible liabilities (weighted-average life):
Below-market rent (19.3 years)	49,390	16,793	(4)	66,183
Income taxes payable	10,255	—	(5)	10,255
Deferred tax liability	—	44,795	(10)	44,795
Due to affiliates	4,306	(4,276)	(8)	30
Distributions payable	34,744	(6,438)	(8)	28,306
Total liabilities	1,865,689	96,707		1,962,396
Total identifiable net assets	1,328,891	412,447		1,741,338
Amounts attributable to redeemable noncontrolling interests	—	—		—
Amounts attributable to noncontrolling interests	(64,512)	(31,627)	(4)	(96,139)
Goodwill	—	392,459	(9)	392,459
	$1,264,379	$773,279		$2,037,658
_______

(1)
Prior to the Merger, W. P. Carey held an equity interest in CPA®:16 – Global of 18.53% as well its interest in the General Partnership of CPA®:16 – Global, which had carrying values of $282.5 million and $0.8 million, respectively, on W. P. Carey’s historical balance sheet. In addition, W. P. Carey had deferred revenue attributable to its General Partnership interest of $3.5 million. The pro forma adjustment reflects the acquisition of a controlling interest resulting in a net gain of $44.2 million.

(2)
Prior to the Merger, W. P. Carey had noncontrolling interests accounted for as equity method investments in five joint ventures and five tenancies-in-common that were co-owned by CPA®:16 – Global. The pro forma adjustment eliminates the historical carrying value of W. P. Carey’s prior interests of $142.2 million, resulting in a gain of $14.0 million.

(3)
Prior to the Merger, W. P. Carey had controlling interests accounted for as consolidated investments in 12 less-than-wholly-owned joint ventures that were co-owned by CPA®:16 – Global. The pro forma adjustment eliminates the historical carrying value of the noncontrolling interests related to these wholly-owned investments of $238.6 million, resulting in a reduction of additional paid-

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (Continued)

in capital of $20.8 million. Additionally, the pro forma adjustment eliminates the historical carrying value of CPA®:16 – Global’s equity interest in all of its joint ventures of $265.3 million.

(4)	The pro forma adjustment reflects adjustments to record assets acquired and liabilities assumed at their estimated fair values.
The value of the In-place lease intangible assets increased by $356.6 million due to an increase in the estimated costs associated with re-leasing properties, including certain lessees requiring greater tenant improvement allowances and free rent from landlords, higher leasing commissions necessary in the market in order to help attract tenants, and generally a longer time period in which to lease/re-lease a property. The value of the Above-market lease intangible assets has increased by $264.4 million because there has been a general deterioration in real estate market conditions since the majority of property acquisitions by CPA®:16 – Global that has caused market rents to decrease generally. While the majority of CPA®:16 – Global’s leases have not “reset” to current market rates since the property acquisition, contract lease payments have increased due to rent escalation clauses contained in the leases. This has resulted in a larger difference between market rates and contractual rates than at the time of acquisition of the property by CPA®:16 – Global.

The acquired Intangible liabilities increased by $16.8 million and are related to Below-market lease intangible liabilities. There are a number of factors that contribute to the increase in Below-market lease intangibles, such as (i) leases in the portfolio which have “reset” to market since their initial acquisition by CPA®:16 – Global (e.g., tenants have exercised fair market rent renewal options or there has been a lease restructuring) and are now below market, due to increases in market rent that have outpaced the contractual rent increases, (ii) leases in the portfolio whereby the rents have “reset” due to a restructuring or the tenant exercising a favorable rent renewal option, and those “reset” amounts happen to be below market rent since their initial acquisition by CPA®:16 – Global, or (iii) properties that are located in markets where, contrary to the general real estate trend from the time of initial acquisition of the majority of CPA®:16 – Global’s properties, the market has seen rent appreciation for the specific property type owned by CPA®:16 – Global (e.g., industrial, office, etc.) above the contractual rent steps contained in the CPA®:16 – Global leases.

(5)	The historical carrying value of this item approximates fair value, and therefore, there was no pro forma adjustment required.

(6)
The pro forma adjustment of $84.9 million includes elimination of amounts included in Other assets comprising of unamortized straight-line rents of $35.5 million, other intangible assets of $30.1 million, prepaid leasing commissions/lease inducements of $13.4 million and deferred financing costs of $8.0 million, offset by the assumption of CPA®:16 – Global's capitalized line of credit financing fees of $2.1 million.

(7)
The pro forma adjustment eliminates amounts included in Prepaid and deferred rental income and security deposits of $9.0 million comprising deferred rents of $3.9 million and deferred gains of $5.1 million.

(8)	The pro forma adjustment eliminates intercompany amounts between CPA®:16 – Global and W. P. Carey, as all such amounts would have been eliminated in consolidation upon consummation of the Merger.

(9)
The resulting pro forma Goodwill of $392.5 million reflects the difference between the total consideration and the estimated fair value of the assets acquired and liabilities assumed. The amount of goodwill is subject to change based on the preliminary nature of the fair value estimates for the assets acquired and liabilities assumed.

(10)
For those properties subject to income taxes in foreign jurisdictions, we recognized net deferred income tax liabilities of $44.8 million, representing the tax effect of the difference between the tax basis carried over and the fair value of the tangible and intangible assets recorded at the date of acquisition.

B.	Reflects the elimination of W. P. Carey’s balances of $3.8 million with CPA®:16 – Global as of December 31, 2013.

C.	The pro forma adjustment reflects estimated expenses attributable to the Merger in the amount of $35.4 million, of which $5.0 million have been included in the historical balance sheet.

D.	The pro forma adjustment reflects the elimination of CPA®:16 – Global’s acquired equity.

E.
On January 31, 2014, W. P. Carey entered into the New Senior Credit Facility and drew down $765.0 million, primarily to repay the Prior Senior Credit Facility, Unsecured Term Loan and CPA®:16 – Global’s line of credit, which had a combined balance of $730.0 million at December 31, 2013, resulting in a pro forma net increase in credit facilities outstanding of $35.0 million. The pro forma adjustment reflects the payment of financing costs associated with the $1.25 billion New Senior Credit Facility of $8.6 million, which were capitalized, and a pro forma loss on extinguishment of debt of $2.1 million.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (Continued)

F.
Rental income – Reflects a pro forma net decrease in Rental income of $11.0 million for the year ended December 31, 2013 due to purchase accounting adjustments to reflect the amortization of acquired intangibles, described below, for leases that have rents above or below market rates and the reevaluation of acquired straight-line rents.

In connection with the acquisition of the properties subject to leases, $387.2 million of the purchase price has been allocated to reflect the value attributable to the assumption of leases with rents in excess of market rates at acquisition. The intangible assets related to the assumption of these above-market leases are amortized as a reduction to rental income, using the straight-line method, over the remaining initial terms of the applicable leases, which range from one to 30 years with a weighted-average life of 12.1 years. Additionally, $66.2 million of the purchase price has been allocated as deferred Below-market rent to reflect the value attributable to the assumption of leases with rents that are below market rates at acquisition. Below-market rent is amortized as an increase to rental income over the extended terms of the applicable leases, or the initial term, if the renewal terms provide for adjustments to market rental rates. Their terms range from one to 43 years with a weighted-average life of 19.3 years.

G.
Interest income from direct financing leases – Reflects a pro forma adjustment of $4.8 million for the year ended December 31, 2013 to recognize incremental interest income from acquired direct financing leases.

H.
Depreciation and amortization – Reflects a pro forma adjustment of $19.5 million for the year ended December 31, 2013 for the change in Depreciation and amortization of acquired tangible assets (buildings and site improvements) and in-place leases representing the difference between the estimated fair value and acquired carrying values. Also reflects a pro forma adjustment of $0.8 million for the year ended December 31, 2013 for the amortization of ground leases. Buildings and site improvements and ground leases are depreciated over the remaining useful life ranging from 13 to 37 years. In-place lease values are amortized over the remaining initial, noncancellable terms of the applicable leases, which range from one to 20 years.

I.
Interest expense – Reflects a pro forma adjustment to record a decrease in Interest expense of $1.0 million for the year ended December 31, 2013 related to the fair value adjustment of the carrying value of the assumed mortgage notes payable being amortized over the remaining terms of the notes. Also reflects a net increase in Interest expense of $0.5 million for the year ended December 31, 2013 attributable to the $1.25 billion New Senior Credit Facility and expected repayment of $725.0 million of the pre-existing credit facility (Note E). A 0.125% change in LIBOR would change the aggregate pro forma Interest expense by approximately $1.0 million for the year ended December 31, 2013.

J.
Net income from equity investments in real estate and the Managed REITs – Reflects pro forma adjustments (i) to reverse equity losses recorded in W. P. Carey’s historical statements of income related to investments consolidated in the Merger (including the tenancy-in-common investments described in Note L) totaling $3.3 million, (ii) to reflect the amortization of basis differences related to the change in fair value of three equity method investments formerly held by CPA®:16 – Global of $0.1 million, (iii) to reflect the reversal of equity income from CPA®:16 – Global included in the historical statement of income for W. P. Carey of $11.0 million, and (iv) to reverse the historical equity income recorded in CPA®:16 – Global’s historical statements of income related to investments consolidated in the Merger (including the tenancy-in-common investments described in Note L) totaling $16.2 million, for the year ended December 31, 2013.

K.
Reflects adjustments to eliminate activities between W. P. Carey and CPA®:16 – Global included in the respective historical financial statements, as all such revenues, expenses and interests would have been eliminated in consolidation had the Merger occurred on January 1, 2013. These pro forma adjustments comprise (i) the reversal of Asset management revenues and Structuring revenues earned by W. P. Carey from CPA®:16 – Global aggregating $18.0 million, (ii) the reversal of Reimbursed costs from affiliates of $11.4 million related to costs formerly charged by W. P. Carey to CPA®:16 – Global, (iii) a reversal of Reimbursable costs corresponding to the prior adjustment in the amounts of $11.4 million, (iv) the reversal of Property expenses of $17.8 million representing the Asset management fees paid by CPA®:16 – Global described above, and (v) the reversal of other intercompany items paid by CPA®:16 – Global to W. P. Carey prior to the Merger of $0.3 million for the year ended December 31, 2013.

Additional pro forma adjustments to General and administrative expenses reflect the reversal of $0.4 million of director fees attributable to the board of CPA®:16 – Global that were included in the historical financial statements of CPA®:16 – Global for the year ended December 31, 2013.

The pro forma adjustments also reflects the reversal of Merger and acquisition expenses associated with the Merger of $8.9 million for the year ended December 31, 2013.

L.
Reflects the operations of five tenancy-in-common interests previously reflected by each of W. P. Carey and CPA®:16 – Global as income from equity investments in real estate. The pro forma adjustment comprises primarily (i) increases in Rental income of $24.2 million, (ii) increases in Other real estate income of $0.7 million, (iii) an increase in Property expenses of $0.1 million, and (iv) an increase in Interest expense of $4.8 million for the year ended December 31, 2013. Depreciation and amortization related

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (Continued)

to these investments is included in the adjustment above (Note H). Net income from equity investments in real estate and the Managed REITs related to these investments is included in the adjustment above (Note J).

M.
Benefit from (provision) for income taxes – As a result of the Merger, Asset management revenue and certain other taxable revenues of W. P. Carey have been eliminated (Note K). The pro forma adjustment of $12.1 million for the year ended December 31, 2013 reflects a tax benefit related to the elimination of these transactions. The pro forma adjustment of $2.9 million reflects the income tax impact on pro forma adjustments based on an applicable foreign statutory tax rate in effect during the year ended December 31, 2013.

The $3.5 million adjustment to distributions in excess of accumulated earnings on the pro forma balance sheet reflects the tax expense related to the recognition of deferred revenue due to the accelerated vesting of shares previously issued by CPA®:16 – Global for asset management and performance fees and the payment of deferred acquisition fees as of December 31, 2013.

N.
Net loss (income) attributable to noncontrolling interests and Net loss attributable to redeemable noncontrolling interest – Reflects the change in the proportional share of the operations as of the date of the Merger and the difference between the fair value and acquired carrying value of the underlying net assets in acquired noncontrolling interests.

O.
Earnings per share – Basic and diluted pro forma earnings per share reflect the additional shares issued as part of the Merger, which are deemed to be outstanding as of January 1, 2013 for the pro forma basic and diluted earnings per share calculation. Thus, the pro forma outstanding shares are calculated as follows:

	Historical	Pro Forma Adjustments
	W. P. Carey		Pro Forma
For the year ended December 31, 2013
Basic	68,691,046	30,729,878	99,420,924
Diluted	69,708,008	30,729,878	100,437,886